Exhibit 10.2

ASSET PURCHASE AGREEMENT

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

This Asset Purchase Agreement (“Agreement”) is entered into on this 28th day of April, 2006 effective as of the commencement of business on May 1, 2006 (the “Effective Date”) by and among:

New Horizons Computer Learning Center of Nashville, Inc., a Delaware corporation (“Seller”), together with its direct or indirect parent corporation, New Horizons Worldwide, Inc. (“Parent”), on the one hand;

GBWH Nashville, LLC, a Tennessee limited liability company (“Buyer”); and

David L. Weinstein, Robert J. Hussey, III, Stanley Graber and Joel W. Brown, each a natural person and, together, owners of membership interests of the Buyer (“Owners”).

Buyer, Owners, Seller and Parent are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s assets related to Seller’s computer training business located in Nashville, Tennessee (the “Business”); and

WHEREAS, concurrent with the transactions described in this Agreement, Buyer desires to become a franchisee of New Horizons Franchising Group, Inc. (“Franchisor”) in Nashville, Tennessee, it being understood that Franchisor is an affiliate of Seller and direct or indirect subsidiary of the Parent.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

Section 1                                             PURCHASE AND SALE OF ASSETS; EXCLUDED ASSETS

1.1                                 Purchased Assets.  Pursuant to the terms and subject to the conditions set forth in this Agreement, on the Closing Date herein below provided for but effective as of the Effective Date, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of the properties, assets and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller’s books and records, except for and excluding the Retained Assets provided for in Section 1.2 below (all the foregoing being collectively referred to as the “Purchased Assets”).  The Purchased Assets shall include, but not be limited to, the following:

(A)                              All rights of Seller under its occupancy lease (the “Facilities Lease”) covering the premises known as 227 French Landing Drive, Suite 400, Nashville, Tennessee 37228 (the “Leased Premises”), a true and complete copy of the Facilities Lease being included at Schedule 1.1(A) attached hereto;

(B)                                All of Seller’s (x) vehicles used in connection with the conduct of the Business (“Vehicles”), (y) furniture, furnishings, fixtures, equipment, machinery, trade fixtures, leasehold improvements, computers, computer discs, telephone systems and security systems (“Equipment”), and (z) supplies, training and course materials, computer training kits and manuals, catalogs, advertising copy and other properties of a similar type used or held for use in the conduct of the Business (“Inventory” and, together with the Vehicles and Equipment, the “Tangible Personal Property”), a listing of all of which is included at Schedule 1.1(B) attached hereto;

(C)                                All of Seller’s (u) telephone and facsimile numbers, (v) permits and other governmental authorizations pertaining to the Business, to the extent such authorizations may legally be assigned (“Governmental Permits”), (w) goodwill with customers, vendors or prospective customers, and all customer lists, relating to the conduct of the Business (“Goodwill”), (x) security or similar deposits relating to the Business (“Deposits”), (y) prepaid advertising (inclusive of yellow page advertising), prepaid expenses and other prepayments relating to the conduct of the Business (“Prepayments”), and (z) all other intangible assets relating to the Business or any of the Purchased Assets (the foregoing being collectively called the “Intangible Personal Property”), a listing of all of which is included at Schedule 1.1(C) attached hereto;

(D)                               All of Seller’s software (including rights under Seller’s software licenses), including SAGE accounting software, and other software used in the conduct of the Business (“Software”), but excluding the CMS software otherwise provided for in the Franchise Agreement (as defined in Section 3.5(B)), a listing of the Software being included at Schedule 1.1(D) attached hereto;

(E)                                 All of Seller’s accounts and notes receivable, and other rights to receive payment, from customers, employees or others arising from the conduct of the Business (“Receivables”), a listing of all of which (showing, as to each, the name of the account debtor, the amount owed and an aging schedule thereof) is included at Schedule 1.1(E) attached hereto;

(F)                                 All rights of Seller under any agreements or contracts (“Assigned Contracts”) which (i) were entered into in the ordinary course of the Business by Seller (excluding those entered into with respect to employment of any person, insurance agreements and other agreements of a nature and character as relate exclusively to any of the Retained Assets or Retained Liabilities), (ii) were entered into in the ordinary course of the Business with customers or prospective customers which benefit the Business from and after the Effective Date, including, but not limited to, computer training center agreements, rights to receive payment from customers for services to be performed and invoiced after the Effective Date, rights to payment with regard to coupon sales and redemptions, PC Club sales, corporate technical club sales or applications, and future training classes (“Customer Contracts”), and (iii) at the election of Buyer (which Buyer may make by delivery of a writing to Parent at any time before or after the Effective Date), any agreements entered into by Parent for the benefit of the Business consistent with practices employed in the operations of other affiliates of the Parent conducting businesses similar to the Business; and

(G)                                Seller’s book and records, books of account, files, invoices, accounting records, and correspondence relating to any of the foregoing (“Records”).

1.2                                 Retained Assets.  Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include any of the following (the “Retained Assets”):

(A)                              Any Customer Contracts between Seller’s affiliate and third party customers for the delivery of training managed through the Enterprise Learning Solutions department of Seller’s affiliate, provided that Buyer shall be entitled to deliver training in its capacity as a New Horizons franchisee and shall be deemed the “selling center” which shall entitle Buyer to receive customary revenue sharing offered by the Enterprise Learning Solutions department of Seller’s affiliate;

(B)                                Seller’s cash and cash deposits;

(C)                                Seller’s rights under this Agreement;

(D)                               Seller’s corporate minute books, stock records and tax returns or other similar corporate books and Records relating to the Business, to any of the Retained Assets, to any liability or obligation of the Seller not comprising a part of the Assumed Liabilities, or to the negotiation and consummation of the transactions provided for in this Agreement, and those Records originals of which Seller is required to maintain under applicable law;

(E)                                 Seller’s rights arising under any contracts or agreements which are not among the Assigned Contracts;

(F)                                 Any rights of Seller relating to its conduct of the Business which arise from or are related to services previously provided by the regional office of Seller’s affiliate (such as accounting, payroll, legal or other similar services, except as otherwise expressly provided herein); and

(G)                                Any assets of any of Seller’s affiliates.

Section 2                                             PURCHASE PRICE

2.1                                 Closing Payment.  In consideration for the transfer of the Purchased Assets, Buyer shall on the Effective Date pay to the Seller the following amounts (the “Purchase Price”):

(A)                              Cash Payment.  The sum of Three Hundred and Twenty-Five Thousand ($325,000.00) Dollars (the “Cash Payment”) in the form of a wire transfer or as directed by Seller; and

(B)                                Assumption of Liabilities.  An agreement (the “Assignment and Assumption Agreement”) in form and content provided for in Section 3.2(A)(1) obligating Buyer to assume Seller’s obligations with regard to, and to indemnify and hold harmless the Seller from, the Assumed Liabilities as defined in Section 2.2(A) below.

2.2                                 Assumed and Retained Liabilities.

(A)                              Assumed Liabilities.  The following shall constitute, and are herein together referred to as, the “Assumed Liabilities”:

(1)                                  Those liabilities which are (a) identified on Schedule 2.2(A)(1) attached hereto (including outstanding purchase orders, trade accounts payable and accrued liabilities and expenses reflected on said Schedule) and (b) any trade payables not so listed if (i) neither Seller nor Parent have “Knowledge” (which term, when used in reference to any person, means matters which are known to such persons and matters which might reasonably be discovered by them in the exercise of due inquiry, excluding inquiry of any adverse party to this Agreement) thereof, (ii) invoices are delivered to Buyer promptly following their receipt or discovery, (iii) [**************], and (iv) such liabilities are listed in the Supplemental Schedule provided for in Section 3.2(G)(2) (the “Assumed Balance Sheet Liabilities”);

(2)                                  Subject to the provisions set forth in Section 3.3(D) and the exclusion provided for in Section 2.2(B)(4)(e), the Seller’s obligations to all individual and corporate customers to provide training which has been purchased by such customers prior to the Effective Date but not yet delivered as of the Effective Date (the “Training Obligations”);

(3)                                  Any obligation for cash refunds to customers in respect to any prepaid training, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(e);

(4)                                  Any obligation to pay for training provided by any other franchisee or affiliate of the Franchisor in respect to national training coupons sold by Seller, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(f);

(5)                                  Any debt, liability or obligation accruing from and after the Effective Date under or pursuant to any of the Assigned Contracts;

(6)                                  Any liability which relates to the termination of William Penn, a former employee of Seller whose employment was terminated before the Effective Date;

(7)                                  Any debts, liabilities or obligations incurred by Buyer, or actions, claims or lawsuits asserted against either Buyer or Seller, which relate to the operation of the Business on or after the Effective Date; and

(8)                                  Any claim (and any liability resulting therefrom) against Seller which is made by a person employed by Seller immediately prior to the Effective Date which is based solely upon Buyer’s failure or refusal to make an offer of employment to such person as of the Effective Date (but excluding claims arising from any other circumstances, including but not limited to, any agreements existing or alleged to exist between Seller and any such person, or any claims under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109, as amended, or any claims under the Employee Retirement Income Security Act of 1974, as amended).

(B)                                Retained Liabilities.  Buyer shall not be obligated to pay, perform or abide by, and Seller shall retain exclusive responsibility for, any liabilities, debts, obligations, undertakings or commitments of the Seller (the “Retained Liabilities”), other than the Assumed Liabilities.  Except for Assumed Balance Sheet Liabilities identified and set forth on Schedule 2.2(A)(1) (as amended by the Supplemental Schedule), the Retained Liabilities shall include, but not be limited to, the following:

(1)                                  Any sales, use, income, gross receipts, excise, franchise, employment, withholding or other imposition, duty or tax (each, a “Tax”) imposed by or payable to any governmental body, federal, state or local, on or with respect to any period prior to the Effective Date or in respect to the sale and transfer of the Purchased Assets or the Assumed Liabilities;

(2)                                  Any liability or obligation accruing prior to the Effective Date in respect to (a) any employee benefit plan or any other employee benefit arrangement or commitment which is or has been maintained or contributed to by Seller, (b) any portion of any bonuses earned or accrued upon the basis of any events occurring prior to the Effective Date, (c) any accrued vacation benefits, or (d) any obligation to reimburse any employee for expenses incurred prior to the Effective Date;

(3)                                  Any liability or obligation which, absent this provision, comprises a part of the Assumed Liabilities but which is covered by any insurance policy maintained by Seller or any of Seller’s affiliates (but, then, only to the extent of such insurance coverage);

(4)                                  Any (a) inter-company charges or amounts due Parent or any affiliate of Seller or Parent, (b) claims relating to inter-franchise payment obligations which are based on the non-payment of amounts owing any other franchisee of the Franchisor, (c) amounts due for borrowed money, (d) obligations arising under any agreement, instrument or other contractual undertaking or commitment that is not an Assigned Contract or which is not an Assumed Liability, (e) obligations to refund prepayments by customers which Seller received without providing any training prior to the Effective Date or which prepayments represent duplicate payments, or (f) inter-franchise obligations relating to payment for training provided by franchisees of the Franchisor other than the Buyer or its affiliates upon redemption of national training coupons sold by Seller prior to the Effective Date in circumstances where same are redeemed more than one (1) year after the issuance of such coupons;

[**************]

(6)                                  Any (a) liability or obligation to indemnify any director, officer, employee or agent of Seller, except with regard to indemnification obligations owed to Seller or Parent from Buyer and/or Owners arising under this Agreement, (b) liability arising out of or in connection with any violation of a statute or governmental rule, regulation, directive or other requirement, and any liability or obligation of a conditional, contingent or similar nature except for matters which arise from or relate to a breach of the Owner Business Representations (as defined and further described in Section 6.3 below), or (c) liability or obligation which arises from or is based on a claim for injury to or death of persons, or damage to or destruction of property, regardless of when asserted, but which arises from facts or circumstances which occurred prior to the Effective Date;

(7)                                  The obligations of Seller, Parent or their affiliate(s) on any guaranty of the Facilities Lease (but subject to the provisions set forth in Section 4.1); and

(8)                                  Any debts, liabilities or obligations incurred by Seller, or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business prior to the Effective Date, except for matters which arise from or relate to (x) a breach of the Owner Business Representations (as defined and further described in Section 6.3 below), (y) the Assumed Liabilities, and/or (z) the Training Obligations.

Section 3                                             CLOSING AND CLOSING DATE

3.1                                 Closing Date.  The consummation of the transactions provided for in this Agreement (the “Closing”) has been held on the date of this Agreement (the “Closing Date”) effective as of the Effective Date.

3.2                                 Acts of Seller and Parent.  At the Closing, Seller and Parent, or whichever thereof may be required by the circumstances, has taken such actions and has executed and delivered, or caused to be executed and delivered, to Buyer such certificates, instruments and documents, as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such actions and materials include, but are not be limited to, the following:

(A)                              Conveyance Documentation.  Seller shall execute and deliver or cause to be executed and delivered, or has executed and delivered or caused to be executed and delivered, to Buyer (with such acknowledgments required by the circumstances) documents of conveyance which are required to convey to Buyer the Purchased Assets free and clear of all restrictions or conditions to sale, conveyance or transfer and free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, security interests, Taxes, conditions or restrictions of any nature or description whatsoever (“Liens”) (other than those identified on Schedule 3.2(A) hereto, the “Permitted Liens”) and consistent with the other requirements of this Agreement.  Except as otherwise expressly provided in this Agreement, the Purchased Assets are being sold “as is, where is” without any express or implied warranties whatsoever.  Without limiting the generality of the foregoing, the documents of conveyance shall include the following:

(1)                                  An assignment and assumption agreement (“Assignment and Assumption Agreement”) in form and content substantially as shown on Exhibit A attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by any Assigned Contracts (other than the Facilities Lease);

(2)                                  An assignment and assumption agreement (“Assignment of Lease”) in form and content substantially as shown on Exhibit B attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by the Facilities Lease, together with which

Seller shall deliver a writing signed by the landlord named in the Facilities Lease or other person whose approval or consent is required in connection therewith setting forth, in form and content reasonably acceptable to the Buyer, such person’s consent to said assignment and certifying to the Buyer the date to which rents have been paid under the Facilities Lease, the amount of any security or other deposit held by such person in respect thereto, and the non-existence of any fact, occurrence or circumstance known by such person which would, with or without the giving of notice and/or lapse of time, constitute a default by the Seller under the Facilities Lease;

(3)                                  A bill of sale (“Bill of Sale”) in form and content substantially as shown on Exhibit C attached hereto and conveying to Buyer all of the Purchased Assets (other than as provided for in the Assignment and Assumption Agreement, or in the Assignment of Lease, or in any document of title provided for in Section 3.2(A)(4) below);

(4)                                  An endorsement and delivery of certificates of title required to effectuate the transfer to Buyer of any Vehicles or other Equipment, and any instruments the endorsement and delivery of which is required to effectuate transfer to Buyer; and

(5)                                  The written consent to assignment (in form and substance reasonably satisfactory to Buyer) of third persons whose approval of any conveyance contemplated herein is required in order to comply with the requirements of any agreement or legal requirement binding on the Seller, Parent or their affiliates.

(B)                                Delivery of Possession.  Seller will deliver or cause to be delivered to Buyer, or has delivered or caused to be delivered to Buyer, physical possession of all Records, the originals of all Assigned Contracts, and other tangible properties comprising any part of the Purchased Assets, and all keys, combinations and other mechanisms for controlling access to the Leased Premises and to any lock box or other repository to which Receivables or other correspondence of Seller’s is routinely received.

(C)                                Receivables.  Seller maintains with SunTrust Bank (the “Custodial Bank”) administrative arrangements regarding the collection of Receivables.  Such arrangement provides for a lock box arrangement with all items of payment delivered thereto.  At the Closing, Seller will deliver, or cause to be delivered, to the Custodial Bank a writing which cancels the account/lock box arrangement and irrevocably instructs the Custodial Bank to remit directly to Buyer all correspondence, items of payment and other materials received by it pursuant to any arrangements maintained with the Seller.  To the extent that Seller shall, from and after the Effective Date, receive any items of payment or be credited with any items of payment in respect to any Receivables, Seller will promptly account to Buyer and pay to Buyer such amounts.

(D)                               Closing Certificates.

(1)                                  Seller and Parent will cause or have caused the Franchisor to execute and deliver to Buyer a certificate dated as of the Effective Date and to the effect that the execution of the Franchise Agreement with Franchisor shall comply with federal and state law regarding the sale of franchises in the State of Tennessee.

(2)                                  Parent’s President and Chief Financial Officer shall execute and deliver to Buyer a certificate dated as of the Effective Date and to the effect that: (a) the indebtedness of Parent and its affiliates (including the Seller) secured by UCC financing statements filed in favor of Bank of America, N.A., as agent, has been assigned to and is held by Wells Fargo Bank, N.A., as agent; (b) the total indebtedness owing to Wells Fargo Bank, N.A. is in an amount not exceeding the sum set forth in said Certificate; (c) neither the Parent nor any of its affiliates shall make any further or additional borrowings in respect thereto; and (d) arrangements for the release of the Liens upon the assets of Seller have been agreed to with the named lender which permit procurement of such releases without requiring any further act or payment by the Parent, Seller or any other affiliates thereof.

(E)                                 Secretary’s Certificate; Resolutions.  The secretary or other executive officer of Seller and Parent shall have delivered or has delivered to Buyer a certificate, dated as of the Effective Date, and to the effect (i) that all action required to authorize and direct the Seller’s and Parent’s execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and (ii) that all such action so taken remains in effect without modification or revocation.  There shall be or is attached to such certificate a true and complete copy of the resolutions adopted by Seller’s and Parent’s governing bodies which are required in order to effectuate such actions.

(F)                                 Seller’s Name.  Seller agrees to and shall permit Buyer to use the name “New Horizons Computer Learning Center of Nashville” as a fictitious business name for so long as the Franchise Agreement remains in effect and, in that regard, shall (i) from time to time at or after the Closing, execute such documents and take such actions as are reasonably requested by Buyer to effectuate such result and (ii) refrain from using or permitting others to use such name or any name similar thereto in the active conduct of business which is competitive with the business of Buyer conducted under that name.

(G)                                Acts Following Closing

(1)                                  Lien Releases.  Within thirty (30) days following the Effective Date (or, where a longer period is required for reasons beyond the control of the Seller or Parent, then up to sixty (60) days following the Effective Date), the Seller shall have caused any Liens (excluding the Permitted Liens) of record existing in respect to any of the Purchased Assets to be terminated or otherwise released.

(2)                                  Supplemental Schedules.  Because of the delay customarily occurring in the posting of certain items to the books and records of Seller, certain of the Schedules provided herewith by Seller reflect information existing as of March 31, 2006 or a later date, but are incomplete as of the Effective Date.  Therefore, within thirty (30) days following the Effective Date, Seller shall deliver to Buyer a schedule (the “Supplemental Schedule”) updating the listings, documents and materials provided for in each of (a) Schedule 1.1(E) pertaining to Receivables and (b) Schedule 2.2(A)(1) pertaining to Assumed Balance Sheet Liabilities.

(3)                                  Deliveries Regarding Receivables.  From time to time at the request of Buyer, Seller will provide Buyer with such assistance as Buyer shall reasonably request in order to enable Buyer to enjoy the benefits intended to be conveyed with regard to the Receivables (but no such request shall require the expenditure of funds by, or require anything other than telephone consultations or execution of letters or other written communications to customers of Seller or issuers of credit cards honored by Seller in respect to the Receivables).

3.3                                 Acts of Buyer and Owners.  At the Closing (or, as to payments provided for in Clause (A) below, on the Effective Date), Buyer and Owners, or whichever thereof is required by the circumstances, will execute and deliver or cause to be executed and delivered, or has executed or delivered or caused to be executed and delivered, to Seller and Parent, or whichever thereof shall be required by the circumstances, such certificates, instruments and documents as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such shall include, but not be limited to, the following:

(A)                              Cash Payment.  Buyer shall pay (i) to Seller, the Cash Payment as provided for in Section 2.1(A) and (ii) to Franchisor, the sum of Seventy-Five Thousand ($75,000.00) Dollars in full satisfaction of Buyer’s obligation to pay an initial franchise fee (the “Initial Franchise Fee”) in connection with the matters provided for in Section 3.5(B) below.

(B)                                Assumption.  Buyer will execute and deliver, or has executed and delivered, to Seller (i) the Assignment and Assumption Agreement pursuant to which, among other things, the Buyer assumes the Assumed Liabilities and all obligations accruing on or after the Effective Date under any of the Assigned Contracts, and (ii) the Assignment of Lease pursuant to which, among other things, the Buyer assumes the obligations of Seller under the Facilities Lease to the extent same accrue from and after the Effective Date.

(C)                                Secretary’s Certificate; Resolutions.  The secretary or other officer of Buyer has delivered or shall have delivered to Seller a certificate, dated as of the Effective Date, and to the effect that all action required to authorize and direct the execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and that all such action so taken remains in effect without modification or revocation.  There shall be attached to such certificate a true and complete copy of the resolutions adopted by the members of Buyer authorizing such actions.

(D)                               Acts Following Closing: Training Obligations.  Buyer has determined that the procedures required to be followed by THEC which are necessary to be complied with in order for Buyer to enjoy the benefits of this Agreement are such that Buyer’s application may not be submitted nor acted upon until after the Closing hereunder.  Buyer agrees (i) to make timely application to THEC for such permits and licenses as may be required for such purposes, (ii) to notify Seller of any progress occurring with regard thereto, and (iii) to obtain final approval of such permits and licenses from THEC no later than ninety (90) days after the Effective Date, failing in which Buyer shall be responsible for paying for the delivery of training sufficient to meet the Seller’s training obligations.

3.4                                 Prorations at Closing.  Any and all real property Taxes, personal property taxes, assessments, lease rentals, and other charges applicable to the Leased Premises, the Purchased Assets or the Assumed Liabilities will be prorated to the Effective Date, and such Taxes and other charges shall be allocated between the Parties by adjustment at the Closing, or as soon thereafter as the Parties may agree.

3.5                                 Other Agreements.  In addition to the matters provided for elsewhere in this Agreement, at or prior to the Closing, the Parties shall additionally execute, or cause their affiliates named therein to execute, the following separate agreements:

(A)                              Employment Arrangements.  On the Closing Date but as of the Effective Date, Seller shall terminate the existing employees of the Business and Buyer shall offer employment and benefits (including health insurance) to those employees who Buyer wishes to employ, all at Buyer’s sole cost and expense.

(B)                                Franchise Agreement.  Buyer and New Horizons Franchising Group, Inc., an affiliate of Seller and wholly-owned direct or indirect subsidiary of Parent, as franchisor (the “Franchisor”), shall execute a ten (10) year franchise agreement (the “Franchise Agreement”).

(C)                                Consents and Approvals.  All consents, approvals or authorizations of any governmental agency (including the Tennessee Higher Education Commission (“THEC”)), the landlord named in the Facilities Lease and any other person whose approval is required to assign to the Buyer the Assigned Contracts and any other Purchased Assets shall have been obtained on terms satisfactory to Buyer and shall be in full force and effect; and, except as contemplated in Section 3.3(D), all Permits required to allow Buyer to conduct the operations of the Business following the Effective Date shall have been assigned to Buyer by Seller or otherwise obtained by Buyer.  In connection herewith, Buyer agrees, consistent with applicable law and circumstances, to expeditiously take such actions as are required to obtain the approval of THEC to the transfer of Seller’s applicable licenses or, if such is not assignable, to initiate and diligently undertake to obtain such THEC approval as may be required.  Buyer agrees to provide all reasonably required information to THEC and to pay any necessary fees associated with such approval.

Section 4               ADDITIONAL COVENANTS AND AGREEMENTS

4.1           Indemnity of Owners Regarding Guarantee of Facilities Lease.  Together with the requirements set forth in this Agreement, the Buyer and certain other organizations affiliated by common ownership with the Buyer are acquiring, by way of sublease or assignment, the leasehold interests of Seller and certain other corporations affiliated by common ownership with the Seller.  Such leasehold interests, which include those created by the Facilities Lease, are herein together referred to as the “Occupancy Leases”.  Parent is or may be a guarantor or otherwise obligated for the performance by the tenant or lessee named in the Occupancy Leases, which tenant or lessee will include the Buyer or its affiliates from and after the Effective Date, and Parent may not be permitted to modify or cancel its guaranty of the Occupancy Leases in connection with the assignments of the Occupancy Leases.  Accordingly, Parent may remain liable on the Occupancy Leases in the event Buyer is unable to perform thereunder as required in the Assignment of Lease (or in any sublease executed in lieu of an Assignment of Lease).  In consideration of the transfers contemplated in this Agreement and the assignment (or subletting) of the Occupancy Leases, the Owners agree to and do hereby jointly and severally indemnity and agree to hold Parent harmless of and from any claims made by the landlords named in the

Occupancy Leases based on a breach by Buyer (or any affiliated entity of the Buyer) of any such Occupancy Lease; provided, however, the aggregate liability of the Owners hereunder in respect to all of the aforesaid Occupancy Leases (and without duplication by reason of any similar provision appearing in the agreements executed by Owners relating to the purchases being contemporaneously made by Buyer’s affiliates) shall be and is limited to the aggregate sum of Two Hundred and Fifty Thousand Dollars ($250,000) minus Fifty Thousand Dollars ($50,000) for each year (12 months) after the Effective Date; i.e., if no demand has been made upon Parent for payment under any of the Occupancy Leases (or any guaranty or other document executed by Parent in connection therewith) prior to each succeeding annual anniversary of the Effective Date, then the liability of Owners in respect to their indemnity provided for herein shall be reduced by Fifty Thousand Dollars ($50,000) on each such anniversary date.

4.2                                 Non-Solicitation.  Excluding persons employed by Seller in connection with the Business to whom Buyer shall make offers of employment as provided for in Section 3.5(A), Buyer and Seller agree not to solicit, recruit or hire any employees of the other Party, or the other Party’s affiliates, for so long as the Franchise Agreement remains in effect or, if a shorter period of time, for six (6) months following the termination of the employee’s employment with such Party or such Party’s affiliates.

4.3                                 Regional Services.  Within thirty (30) days after the Effective Date, all regional services previously performed at the Leased Premises for Seller’s affiliates in Indianapolis, Indiana and Cleveland, Ohio (the “Regional Services”) shall be transitioned to another affiliate of Seller at Seller’s cost and expense, but with Buyer’s cooperation; provided, however, that Buyer shall ensure that all Regional Services continue to be provided to the named Seller’s affiliates during the entire thirty (30) day period after the Effective Date.  For such services, Seller shall only be required to reimburse Buyer for accounting and human resource services (exclusive of any other costs, such as the salary of any Owner) in accordance with the terms of  that certain Services and Cost Sharing Agreement dated as of April 30, 1998 by and between, among others, Seller, certain of Seller’s affiliates and New Horizons Education Corporation.

4.4                                 Customer Records. The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Closing Date, Seller agrees to deliver to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Training Obligations.  In the event that Seller is audited by any federal, state or local entity following the Effective Date, Buyer shall provide Seller or its designees with reasonable access, during normal business hours, to all original customer files related to the Purchased Assets.

4.5                                 Insurance.  If Seller or Parent or any of their affiliates possess insurance which provides coverage in respect to any claim of loss made after the Effective Date, then such insurance shall be deemed primary coverage for any such loss and Seller, Parent and their affiliates agree to cooperate with the Buyer in filing and prosecuting any claim of loss relating to such matters.  For a period of not more than three (3) years following the Effective Date, Buyer agrees to maintain general liability insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate; and, upon written request by the Seller, Buyer will provide Seller with certificates of insurance naming Seller or its affiliated companies as additional insureds in order to ensure that Buyer is able to meet its indemnification obligations hereunder.

4.6                                 Further Assurances.  Each of the Parties agree to use their best efforts to timely satisfy any conditions to Closing provided for herein and to assist each other in doing such things and matters as are required to consummate the transactions provided for herein.  Without limiting the generality of the foregoing, the Seller and Parent agree to assist the Buyer in procuring timely transfer of all Assigned Contracts (including licenses, authorized training center agreements, vendor contracts and Software licenses).

4.7                                 Announcements; Confidentiality.  The Parties (or certain of the Parties or their predecessors) have previously executed a Confidentiality Agreement in connection with the transactions contemplated herein.  As of the Effective Date, said Confidentiality Agreement shall be of no further force or effect and, instead, the Parties agree as follows:

(A)                              Confidentiality Agreement.  Except to the extent of the representations and warranties provided for in this Agreement, no Party shall have any liability to the other based on any claim that the information provided by such Party pursuant to the Confidentiality Agreement was untrue, incomplete or misleading in any way.  Rather, the Parties shall be entitled to rely only upon the representations and warranties set forth or provided for in this Agreement.

(B)                                Public Announcements.  The Seller and Parent, on the one hand, and Buyer and Owners, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the others, unless counsel has advised such Party that such release or other public statement must be issued immediately and the issuing Party has not been able, despite its good faith efforts, to secure the prior approval of the other Parties.

Section 5                                             REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.  Each of Seller and/or Parent, or whichever thereof is referred to or as the circumstances require (and, if both, then jointly and severally), represents and warrants to the Buyer and Owners as follows:

5.1                                 Organization and Existence.  Seller and Parent are Delaware corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all necessary corporate power to own its assets (including the Purchased Assets) and to operate its business (including the Business) as now owned and operated by them.

5.2                                 Authority.  Seller and Parent each has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement.  All approvals of the Seller’s and/or Parent’s board of directors or other governing body required to authorize the execution, delivery and performance of this Agreement by such Parties has been obtained and, assuming due execution and delivery by the Buyer and Owners, this Agreement represents a legal, valid and binding obligation of Seller and Parent that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii)

the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

5.3                                 Title.  Seller has good and marketable title to, or a valid leasehold or licensed interest in, all of the Purchased Assets and, except as otherwise indicated herein, such Purchased Assets are free and clear of any Liens other than the Permitted Liens.

5.4                                 No Breach; Required Approvals.  The execution and delivery by the Seller and Parent of this Agreement, the consummation by them of the transactions contemplated hereby, and the performance by them of their obligations under this Agreement:

(A)                              will not violate any provision of the charter or bylaws of such Parties, nor violate any laws, orders, decrees, judgments or rulings of any judicial or governmental body applicable to the Seller or Parent; and

(B)                                except as shown on Schedule 5.4 attached hereto, will not require the Seller or Parent to obtain any consents or approvals of, or make any filings with or give any notices to, any governmental bodies or any other person and will not violate, result in the breach of, or constitute (or with notice or lapse of time or both, constitute) a default under any contract, lease, license or other agreement to which the Seller or Parent is a party or is bound.

5.5                                 Receivables.  The Receivables consist of those identified pursuant to the requirements of Section 1.1(E) and neither Seller nor Parent has received any written notice, nor have any Knowledge of the existence of any claim of offset or counterclaim by any account debtor.  Otherwise, Seller makes no representation or warranty regarding the quality of the Receivables nor whether or not they are collectable.

5.6                                 The Business and Related Matters.  To the best of Seller’s and Parent’s Knowledge, the Seller and Parent represent as follows (the “Seller Business Representations”):

(A)                              Except as expressly set forth in Seller’s most recent financial statements, a copy of which is attached hereto as Schedule 5.6(A) (the “Seller Financial Statements”), there is no liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation, with regard to the Business, nor do Seller or Parent have Knowledge that any supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason;

(B)                                As to each of the Assigned Contracts which is material to the operation of the Business, each is in full force and effect and no party thereto is in default or has failed to timely and fully discharge its obligations thereunder, nor has there occurred any event that, with the lapse of time and/or the giving of notice, would constitute a default thereunder;

(C)                                The Business is in compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Effective Date have been paid or accrued;

(D)                               Except as otherwise expressly set forth in this Agreement, all Governmental Permits which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such Governmental Permits are sufficient to permit the Business to be operated in its condition as of the Effective Date;

(E)                                 The Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and neither Seller nor Parent have any Knowledge of circumstances which are likely to result in a material violation of any of the foregoing;

(F)                                 There are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business or any of the Purchased Assets or Assumed Liabilities; and

(G)                                The Schedules provided for in Section 1.1 and Section 2.2 are true and complete with respect to the matters provided for therein.

Section 6                                             REPRESENTATIONS OF BUYER AND OWNERS.  Buyer and/or Owners, or whichever thereof is referred to or as the circumstances require (and, if both, then jointly and severally), represent and warrant to the Seller and Parent as follows:

6.1                                 Organization and Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee.  Owners own 100% of the issued and outstanding membership interests of Buyer.

6.2                                 Authority.  Subject to receipt of any approvals required to be obtained from THEC for which provision is made in Section 3.3(D) hereof, Buyer has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement and the execution of this Agreement has been duly authorized by the Owners.  Assuming due execution and delivery by the Seller and Parent, this Agreement represents a legal, valid and binding obligation of Buyer and Owners that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

6.3                                 The Business and Related Matters.  Buyer and Seller acknowledge that certain of the Owners have served in official capacities (including as Regional Vice President of the area in which the Business operated prior to the Effective Date) with respect to the Business and have been responsible for managing those who are involved in its day to day affairs and operations.  As a result, to the best of Owners’ Knowledge, the Owners represent as follows (the “Owner Business Representations”):

(A)                              Except as expressly set forth in the Seller Financial Statements, there is no liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation, with regard to the Business, nor does any Owner have Knowledge that any supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason;

(B)                                As to each of the Assigned Contracts which is material to the operation of the Business, each is in full force and effect and no party thereto is in default or has failed to timely and fully discharge its obligations thereunder, nor has there occurred any event that, with the lapse of time and/or the giving of notice, would constitute a default thereunder;

(C)                                The Business is in compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Effective Date have been paid or accrued;

(D)                               Except as otherwise expressly set forth in this Agreement, all Governmental Permits which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such Governmental Permits are sufficient to permit the Business to be operated in its condition as of the Effective Date;

(E)                                 The Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and Owners have no Knowledge of circumstances which are likely to result in a material violation of any of the foregoing;

(F)                                 There are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business or any of the Purchased Assets or Assumed Liabilities; and

(G)                                The Schedules provided for in Section 1.1 and Section 2.2 are true and complete with respect to the matters provided for therein.

Section 7                                             INDEMNIFICATION

7.1                                 Indemnity by Buyer and/or Owners.

(A)                              Buyer and Owners shall indemnify, hold harmless and defend Seller and Parent, and their respective affiliates, officers, agents and employees (each, a “Seller Indemnified Party”), from and against any cause of action, claim, loss or liability arising out of or resulting in any way from any breach or violation of the representations and warranties set forth in Section 6, provided that such indemnification is subject to the conditions set forth in Section 7.3 and to the limitations set forth in Section 7.5.

(B)                                Buyer (but not any Owner) shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (w) the negligent acts or omissions of Buyer’s officers, employees, agents or members occurring in connection with the conduct of the Business from and after the Effective Date; (x) any breach of any covenant of Buyer set forth in this Agreement; (y) any debts, claims, liabilities or lawsuits which relate to and are based upon the use or operation of the Business or the Purchased Assets from and after the Effective Date; and (z) the failure of Buyer to fully and adequately pay, perform or observe the requirements of the Assumed Liabilities, including the Training Obligations.

7.2                                 Indemnity by Seller and Parent.  Seller and Parent shall indemnify, hold harmless and defend Buyer, Owners, and their respective affiliates, officers, agents, members and employees (each, a “Buyer Indemnified Party”) from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Seller’s officers, employees, agents or partners occurring in connection with the conduct of the Business prior to the Effective Date; (ii) any breach or violation of the representations and warranties set forth in Section 5, provided that such indemnification is subject to the conditions set forth in Section 7.3 and to the limitations set forth in Section 7.5; (iii) any breach of any covenant of Seller or Parent set forth in this Agreement; (iv) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Purchased Assets prior to the Effective Date, including the Retained Liabilities, and (v) any failure to obtain the appropriate release or termination of any Liens as contemplated in Section 3.2(G)(1) or any adverse action being taken by any secured party having a claim through or under Seller or Parent in respect to such Liens at any time.

7.3                                 Necessity of Reliance.  Notwithstanding anything contained herein to the contrary, the Parties agree and acknowledge that no duty to indemnify shall arise by virtue of:

(A)                              a breach of Section 7.1(A) by Buyer and/or any Owner if Seller or Parent had Knowledge of the matter which otherwise gave rise to the duty to indemnify; and/or

(B)                                a breach of Section 7.2(ii) by Seller or Parent if any Owner had Knowledge of the matter which otherwise gave rise to the duty to indemnify.

7.4                                 Indemnification Procedure.

(A)                              Notification of Claim.  Any person seeking indemnification under Section 7.1 or Section 7.2 (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnification is being sought (the “Indemnifying Party”) in writing of any claim or demand for which the Indemnified Party is asserting an indemnification claim.  Such notice shall be accompanied by a reasonably full description of the basis for such claim or demand, a reference to the provisions of this Agreement under which liability is asserted and a statement as to the known amount of the loss or damage (or, if not known, an estimate thereof if a reasonable basis exist for estimating the same); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party for any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.

(B)                                Defense of Legal Actions.  If the claim which is the subject of any notification given pursuant to Section 7.4(A) is based on a legal action filed by any third person (a “Third Party Claim”), the Indemnifying Party shall have the right to take over the defense thereof, but the Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of its receipt of a claim notice pursuant to Section 7.4(A) as to whether or not it will assume the defense against such Third Party Claim.

(1)                                  If the Indemnifying Party elects to take over the defense of such Third Party Claim, then: (aa) it shall keep the Indemnified Party informed as to the status thereof and promptly provide copies of pleadings and other filings in the case; (bb) the Indemnifying Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnified Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnified Party not fully satisfied by the Indemnifying Party, (y) the result would in any way restrict the future activity of the Indemnified Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnified Party or any of its affiliates; and (cc) the Indemnified Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost.

(2)                                  If the Indemnifying Party does not elect to take over the defense of such Third Party Claim, then: (aa) the Indemnified Party shall keep the Indemnifying Party informed as to the status thereof and promptly provide copies of all pleadings and other filings in the case; (bb) the Indemnified Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnifying Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnifying Party not fully satisfied by the Indemnified Party, (y) the result would in any way restrict the future activity of the Indemnifying Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnifying Party or any of its affiliates; (cc) the Indemnifying Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost; and

(dd) the Indemnified Party may preserve its rights to indemnification for the recovery of any losses arising from such Third Party Claim or the costs of defending the same, including, without limitation, reasonable attorney’s fees.

(3)                                  The Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any Third Party Claim.

7.5                                 Limitations.  The indemnifications provided for in this Section 7 are further subject to the following limitations:

(A)                              The Owners’ liability for breach of any of the Owner Business Representations set forth in Section 6.3, for each of which the Owners are required to indemnify Seller as set forth in Section 7.1(A), shall be limited to the amount of the Cash Payment.

(B)                                The Parent’s liability for breach of any of the Seller Business Representations set forth in Section 5.6, for each of which the Parent is required to indemnify Buyer as set forth in Section 7.2(ii), shall be limited to the amount of the Cash Payment.

7.6                                 Exclusivity of Remedies.  The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to, and limited by, the indemnification provisions set forth in this Section 7.

Section 8                                             MISCELLANEOUS

8.1                                 Notices.  All notices with respect to this Agreement will be in writing and sent by hand delivery, overnight delivery via a national courier service, certified mail or facsimile to the Parties at their addresses or facsimile numbers as follows:

If to Seller or Parent:

New Horizons Computer Learning Center of Nashville, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 200

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer or any Owner:

GBWH Nashville, LLC.

Attention:  David L. Weinstein

4775 American Way

Memphis, TN 38118

Tel:  (901) 328-2120

Fax:  (901) 362-9044

8.2                                 Entire Agreement; Assignment.  This Agreement, together with the Exhibits and Schedules provided for herein and attached hereto, represents the entire agreement and understanding between the Parties and is and shall be binding on each Party and its or his respective successors, heirs and assigns.  This Agreement may not be assigned without the written consent of the other Party, and may only be amended by a written agreement signed by authorized representatives of all Parties.

8.3                                 Waiver.  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

8.4                                 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

8.5                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

8.6                                 Facsimile Signatures.  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

8.7                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and to be performed entirely within the State of Tennessee without giving effect to conflicts of laws principles.

(End of Page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEW HORIZONS COMPUTER LEARNING
CENTER OF NASHVILLE, INC.

By:
Thomas J. Bresnan
Chief Executive Officer

GBWH NASHVILLE, LLC

By:
David L. Weinstein
President

The undersigned Owners are acknowledged to have executed this Agreement solely for the purposes provided for in Sections 4.1 (relating to an indemnity relating to Parent’s obligations on the Facilities Lease), 4.7(B) (relating to public announcements), Section 6 (relating to certain representations and warranties), and 7.1(A) (relating to certain indemnitees).  Additionally, the undersigned agree, as among themselves, that any liability they or any of them may hereafter have pursuant to any of the foregoing will be shared by them ratably based on their respective ownership interests in Buyer, except that such agreement shall not impact or affect the agreement of the undersigned that their liability to Seller and/or Parent in respect to such matters is and shall be joint and several.

David L. Weinstein	Stanley Graber

Robert J. Hussey, III	Joel W. Brown

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made for the consideration provided for in, and pursuant to the requirements of, a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF NASHVILLE, INC., a Delaware corporation (“Assignor”), and GBWH NASHVILLE, LLC, a Tennessee limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, Assignee desires to purchase and acquire from Assignor all of the Assignor’s right, title and interest in, or arising under or pursuant to, those certain agreements described in the Agreement, and herein referred to, as the “Assigned Contracts”, being those (excluding, for these purposes, the Facilities Lease) identified on the Attachment hereto, as a consequence of which the Assignee is willing to assume Assignor’s obligations, responsibilities and liabilities under the said Assigned Contracts which accrue from and after the date hereof;

NOW, THEREFORE:

1.             Assignor hereby assigns, transfers and conveys to Assignee, all of Assignor’s right, title and interest in, to and under the Assigned Contracts as defined herein and identified on the Attachment hereto effective as of the date hereof.

2.             Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the said Assigned Contracts which accrue from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the Effective Date provided for in the Agreement.

ASSIGNOR	ASSIGNEE

NEW HORIZONS COMPUTER LEARNING	GBWH NASHVILLE, LLC
CENTER OF NASHVILLE, INC.

By:	By:
Thomas J. Bresnan	David L. Weinstein
Chief Executive Officer	President and Chief Manager

ATTACHMENT

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

The following is a listing of the Assigned Contracts, including the Customer Contracts but excluding the Facilities Lease, to be and herewith assigned to the Assignee.  To the extent in writing, there is attached hereto a true and complete copy of each of the Assigned Contracts.

EXHIBIT B

ASSIGNMENT OF LEASE

STATE OF TENNESSEE	)
	)	ASSIGNMENT OF LEASE
COUNTY OF SHELBY	)

FOR VALUABLE CONSIDERATION, and in consideration of the agreements of the parties set forth in a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF NASHVILLE, INC., a Delaware corporation (herein called “ASSIGNOR”), and GBWH NASHVILLE, LLC, a Tennessee limited liability company (herein called “ASSIGNEE”), the undersigned ASSIGNOR does hereby set over, transfer, sell and assign unto ASSIGNEE all of ASSIGNOR’S right, title and interest in and to the following described lease and agreements (the “Facilities Lease”) entered into by and between ASSIGNOR, as tenant or lessee, and the landlord or lessor named below:

Name of Landlord:

Address of Premises:	227 French Landing Drive, Suite 400, Nashville, Tennessee

Date of Lease:	,

Amendments:

ASSIGNOR warrants that it has full title to the foregoing leasehold estate, the Facilities Lease is in full force and effect, no condition or state of facts exists which (with or without the giving of notice and/or the lapse of time) would constitute a default by ASSIGNOR or, to the Knowledge (as defined in the Agreement) of ASSIGNOR, by any other party to the Facilities Lease, and ASSIGNOR has the power and right to assign its rights as herein provided (subject to the approval of the landlord above named).

By its execution below, ASSIGNEE agrees to assume, and to pay, perform and abide by, all of the obligations, indebtedness, terms, provisions and conditions undertaken to be paid, performed or complied with by ASSIGNOR under or pursuant to the Facilities Lease at any time from and after May 1, 2006.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment of Lease effective as of the 1st day of May, 2006.

AS TO ASSIGNOR, SIGNED IN THE	NEW HORIZONS COMPUTER LEARN-
PRESENCE OF:	ING CENTER OFNASHVILLE, INC.

By:	By:
Witness	Title:

By:
Witness

AS TO ASSIGNEE, SIGNED IN THE	GBWH NASHVILLE, LLC
PRESENCE OF:

By:	By:
Witness	Title:

By:
Witness

LANDLORD’S CONSENT AND CERTIFICATE

The undersigned,                                                                                 (herein called the “Landlord”), is the Landlord or Lessor named in and under the following described lease (herein called the “Facilities Lease”), namely:

The Lease Agreement dated                           , 19     by and between Landlord and New Horizons Computer Center of Nashville, Inc. (herein called the “Tenant”), as lessee or tenant or as the successor in interest by assignment from the original lessee or tenant, as amended by agreements described as follows (Insert Relevant Data, if any):                                                                                                                                                                    ,

and by which the Landlord has demised and created a leasehold estate (“Leasehold Estate”) in the aforesaid Tenant in that real property located at and known as 227 French Landing Drive, Suite 400, Nashville, Tennessee.

FURTHER, the Landlord has been advised that (1) the Tenant has agreed to sell, assign and transfer its interest in and under the Facilities Lease to GBWH NASHVILLE, LLC, a Tennessee limited liability company (herein called the “Assignee”); and (2) the Assignee has been granted a license and franchise to operate a “New Horizons Computer Learning Center” at and from the premises described in the Facilities Lease; and (3) the execution of this Landlord’s Consent and Certificate by Landlord constitutes a condition precedent to Assignee’s acceptance of said assignment.

NOW, THEREFORE, in consideration of the foregoing, the acceptance by Assignee of the assignment above described, and the assumption and agreement by Assignee to pay, perform and abide by the terms of the Facilities Lease from and after the date of its receipt of the assignment thereof:

1.             Landlord acknowledges Tenant’s assignment, and consents to Tenant’s assignment, to Assignee of all of Tenant’s right, title and interest in, to and under the Facilities Lease and to the Leasehold Estate created thereby.

2.             Landlord confirms to Assignee that (a) the Facilities Lease is in full force and effect as of the date hereof; (b) the Facilities Lease has not been modified, supplemented or amended in any way (except as specifically identified hereinabove); (c) there exist no condition or state of facts which (with or without the giving of notice and/or the lapse of time) would constitute a default by any party to the Facilities Lease; and (d) all rent, additional rent and other charges provided for in the Facilities Lease have been paid to the extent same are payable through April 30, 2006.

3.             Landlord agrees that in the event of any default under the Facilities Lease, or any change in the circumstances confirmed in the foregoing paragraph 2 of this instrument, Landlord will give written notice thereof to Assignee at 4775 American Way, Memphis, TN 38118 (attention: David L. Weinstein), or to such other person(s) and at such other address(es) as may be set forth in a writing delivered by Assignee to Landlord.

DATED this             day of                              , 2006.

EXHIBIT C

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, New Horizons Computer Learning Center of Nashville, Inc., a Delaware corporation having its principal place of business at 227 French Landing Drive, Suite 400, Nashville, TN  37228 (“Seller”) hereby sells, conveys, transfers, assigns and delivers to GBWH NASHVILLE, LLC, a Tennessee limited liability company having an address at 227 French Landing Drive, Suite 400, Nashville, Tennessee 37228 (“Buyer”), all of its right, title and interest in and to the Purchased Assets as such term is defined in that certain Asset Purchase Agreement (“Agreement”) dated as of May 1, 2006, by and among, inter alia, Buyer and Seller.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever, free and clear of all Liens other than any Permitted Liens (each of which terms being as defined in the Agreement.

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the 1st day of May, 2006.

NEW HORIZONS COMPUTER LEARNING
CENTER OF NASHVILLE, INC.

By:
Thomas J. Bresnan
President